UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 25, 2014
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 25, 2014, Laboratory Corporation of America® Holdings (NYSE: LH)Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) and LipoScience, Inc. (NASDAQ: LPDX), a provider of specialized cardiovascular diagnostic laboratory tests based on nuclear magnetic resonance (NMR) technology, today announced that they entered into a definitive merger agreement under which LabCorp would acquire LipoScience for a purchase price of $5.25 per share in cash, or a transaction value of $85.3 million which represents a total enterprise value of approximately $63 million. The Board of Directors of LipoScience has unanimously approved the agreement and recommended approval of the transaction by LipoScience’s stockholders.

LipoScience, Inc. is focused on developing diagnostic tests based on nuclear magnetic resonance (NMR) technology to improve the quality of patient care in cardiovascular, metabolic and other diseases. The NMR LipoProfile® test, LipoScience's first proprietary test, is an FDA-cleared blood test that directly quantifies LDL particle number (LDL-P) and provides physicians and their patients with actionable information to personalize management of heart disease. For further information on LipoScience, please visit www.liposcience.com.

The transaction is subject to customary closing conditions including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by LipoScience’s stockholders. The transaction is expected to close in the fourth quarter of 2014.

Exhibits

99.1	Press Release dated September 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

September 25, 2014